GARTNER, INC.
EXECUTIVE PERFORMANCE BONUS PLAN
(Effective January 1, 2024)

TABLE OF CONTENTS
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GARTNER, INC.
EXECUTIVE PERFORMANCE BONUS PLAN
ARTICLE I

BACKGROUND, PURPOSE AND DURATION
Section 1.1Effective Date. Gartner, Inc., having established the Plan effective as of January 1, 2008, hereby amends and restates the Plan effective as of January 1, 2024. The Plan was approved by the Compensation Committee of the Board on July 26, 2023 (the “Effective Date”).
Section 1.2Purpose of the Plan. The Plan is intended to increase stockholder value and the success of the Company by motivating Participants to (a) perform to the best of their abilities, and (b) achieve the Company’s objectives. The Plan’s goals are to be achieved by providing Participants with the opportunity to earn incentive awards for the achievement of goals relating to the performance of the Company.
ARTICLE II

DEFINITIONS
The following words and phrases shall have the following meanings unless a different meaning is plainly required by the context:
“Actual Award” means as to any Performance Period, the actual award (if any) payable to a Participant for the Performance Period. Each Actual Award is determined by the Payout Formula for the Performance Period, subject to the Committee’s authority under Section 3.5 to eliminate or reduce the award otherwise determined by the Payout Formula.
“Affiliate” means any corporation or other entity (including, but not limited to, partnerships and joint ventures) controlled by the Company.
“Base Salary” means as to any Performance Period, the Participant’s earned salary during the Performance Period. Such Base Salary shall be before both (a) deductions for taxes or benefits, and (b) deferrals of compensation pursuant to Company-sponsored plans and Affiliate-sponsored plans.
“Board” means the Board of Directors of the Company.
“Cash Flow” means as to any Performance Period, cash generated from operating activities, free cash flow or total cash flow, and in the Committee’s discretion, may include cash flow return on investment (calculated by dividing any of the foregoing measures of Cash Flow by total capital), or any other definition as determined by the Committee.

“Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder shall include such section or regulation, any valid regulation promulgated thereunder, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.
“Committee” means the committee appointed by the Board (pursuant to Section 5.1) to administer the Plan.
“Company” means Gartner, Inc., a Delaware corporation, or any successor thereto.
“Contract Value” means as to any Performance Period, the dollar value attributable to all subscription-related contracts. Contract Value is calculated as the annualized value of all contracts in effect at a specific point in time, without regard to the duration of the contract. Contract Value primarily includes research deliverables for which revenue is recognized on a ratable basis, as well as other deliverables (primarily conferences tickets) for which revenue is recognized when the deliverable is utilized.
“Customer Efficiency” means as to any Performance Period, one or more objective and quantifiable performance measurements of interaction with customers and other third-party entities (for example, but not by way of limitation, client retention, wallet retention, utilization rates, sales performance, billable headcount and user retention, each as defined by the Committee).
“Disability” means a permanent disability in accordance with a policy or policies established by the Committee (in its discretion) from time to time.
“Earnings Per Share” means as to any Performance Period, the Company’s after-tax Profit, divided by a weighted average number of common shares outstanding and/or dilutive common equivalent shares deemed outstanding.
“Employee” means any employee of the Company or of an Affiliate, whether such employee is so employed at the time the Plan is adopted or becomes so employed subsequent to the adoption of the Plan.
“Financial Efficiency” means as to any Performance Period, the percentage equal to Profit (or Revenue) for the Performance Period, divided by a financial metric determined by the Committee (for example, but not by way of limitation, stockholders’ equity or Revenue). Financial Efficiency shall include, but not be limited to, return on stockholders’ equity, return on capital, return on assets, return on investment, economic value added and any measure of internal rate of return, each as defined by the Committee.
“Fiscal Year” means the fiscal year of the Company.
“Maximum Award” means as to any Participant for any Performance Period, $5 million, or such other amount as determined by the Committee in its discretion.
“Participant” means as to any Performance Period, an Employee who has been selected by the Committee for participation in the Plan for that Performance Period.

“Payout Formula” means as to any Performance Period, the formula or payout matrix established by the Committee pursuant to Section 3.4 in order to determine the Actual Awards (if any) to be paid to Participants. The formula or matrix may differ from Participant to Participant.
“Performance Goals” means the goal(s) (or combined goal(s)) determined by the Committee (in its discretion) to be applicable to a Participant for a Target Award for a Performance Period. As determined by the Committee, the Performance Goals for any Target Award applicable to a Participant may provide for a targeted level or levels of achievement. The Performance Goals may include, but are not limited to, one or more of the following measures: (a) Cash Flow, (b) Contract Value, (c) Customer Efficiency, (d) Profit, (e) Revenue, (f) SG&A and (g) Total Stockholder Return. Performance Goals may differ from Participant to Participant, Performance Period to Performance Period and from award to award. Any Performance Goal used may be measured (1) in absolute terms, (2) in combination with another Performance Goal or Goals (for example, but not by way of limitation, as a ratio or matrix), (3) in relative terms (including, but not limited to, as compared to results for other periods of time, against other objective metrics, and/or against another company, companies or an index or indices), (4) with respect to equity, assets or human resources of the Company, (including, for example, on a per-share or per-capita basis), (5) against the performance of the Company as a whole or a specific business unit(s) (including acquired business units), business segment(s) or product(s) of the Company, (6) on a pre-tax or after-tax basis and/or (7) on a GAAP (generally accepted accounting principles) or non-GAAP basis. For example, but not by way of limitation, the Committee could determine that bonuses will be earned for a Performance Period for the achievement of goals for Profit calculated before interest, taxes, depreciation and amortization (in other words, EBITDA). As another example, the Committee could determine that bonuses will be earned for a Performance Period for the achievement of goals for Profit divided by the number of shares of Company common stock that are outstanding (in other words, earnings per share or EPS). The Committee, in its discretion, will determine whether any significant element(s) or item(s) will be included in or excluded from the calculation of any Performance Goal with respect to any Participants (for example, but not by way of limitation, the effect of mergers, acquisitions and/or dispositions, litigation, restructuring or reorganization programs, and/or changes in tax or other laws). As determined in the discretion of the Committee, achievement of Performance Goals for a particular award may be calculated in accordance with the Company’s financial statements, prepared in accordance with generally accepted accounting principles, or as adjusted for certain costs, expenses, gains and losses to provide non-GAAP measures of results.
“Performance Period” means a Fiscal Year.
“Plan” means the Gartner, Inc. Executive Performance Bonus Plan, as set forth in this instrument and as hereafter amended from time to time.
“Profit” means as to any Performance Period, a measurement of net income as determined by the Committee.
“Revenue” means as to any Performance Period, net revenues generated or to be generated (backlog) from third parties.
“Section 409A” means Section 409A of the Code.

“SG&A” means as to any Performance Period, any and all selling, general and/or administrative expenses as reported in a statement of income for the period, or any and all selling, general and/or administrative expenses of the Company or any Affiliate(s) expressed as a percentage of Revenue or Profit.
“Target Award” means the target award payable under the Plan to a Participant for the Performance Period, expressed as a percentage of the Participant’s Base Salary, a specific dollar amount or a result of a formula or formulas, as determined by the Committee in accordance with Section 3.3.
“Termination of Employment” means a cessation of the employee-employer relationship between an Employee and the Company or an Affiliate for any reason, including, but not by way of limitation, a termination by resignation, discharge, death, Disability, retirement, or the disaffiliation of an Affiliate, but excluding any such termination where there is a simultaneous reemployment by the Company or an Affiliate.
“Total Stockholder Return” means as to any Performance Period, the total return (change in share price plus, as determined by the Committee, reinvestment of any dividends) of a share of the Company’s common stock.
ARTICLE III

SELECTION OF PARTICIPANTS AND DETERMINATION OF AWARDS
Section 3.1    Selection of Participants. The Committee, in its sole discretion, shall select the Employees who shall be Participants for any Performance Period. The Committee, in its sole discretion, also may designate as Participants one or more individuals (by name or position) who are expected to become Employees during a Performance Period. Participation in the Plan is in the sole discretion of the Committee, and shall be determined on a Performance Period by Performance Period basis. Accordingly, an Employee who is a Participant for a given Performance Period in no way is guaranteed or assured of being selected for participation in any subsequent Performance Period.
Section 3.2    Determination of Performance Goals. The Committee, in its sole discretion, shall establish the Performance Goals for each Participant for the Performance Period. Such Performance Goals shall be set forth in writing.
Section 3.3    Determination of Target Awards. The Committee, in its sole discretion, shall establish a Target Award for each Participant. Each Participant’s Target Award shall be determined by the Committee in its sole discretion, and each Target Award shall be set forth in writing.
Section 3.4    Determination of Payout Formula or Formulae. The Committee, in its sole discretion, shall establish a Payout Formula or Formulae for purposes of determining the Actual Award (if any) payable to each Participant. Each Payout Formula shall (a) be in writing, (b) be based on a comparison of actual performance to the Performance Goals, (c) provide for the payment of a Participant’s Target Award if the Performance Goals for the Performance Period are achieved at the predetermined level, and (d) provide for the payment of an Actual Award greater than or less than the Participant’s Target Award, depending upon the extent to which actual performance exceeds or falls below the Performance Goals. Notwithstanding the preceding, in no event shall a Participant’s Actual Award for any Performance Period exceed the Maximum Award.
Section 3.5    Determination of Actual Awards. After the end of each Performance Period, the Committee will determine the extent to which the Performance Goals applicable to each Participant for the Performance Period were achieved or exceeded, as determined by the Committee, and apply the Payout Formula to the level of actual performance achieved or exceeded by such Participant to determine the Actual Award for each Participant. Notwithstanding any contrary provision of the Plan, the Committee, in its sole discretion, may (a) eliminate or adjust (upward or downward) the Actual Award payable to any Participant above or below that which otherwise would be payable under the Payout Formula, and (b) determine whether or not any Participant will receive an Actual Award in the event the Participant incurs a Termination of Employment prior to the date the Actual Award is to be paid pursuant Section 4.2 below.
ARTICLE IV

PAYMENT OF AWARDS
Section 4.1    Right to Receive Payment. Each Actual Award that may become payable under the Plan shall be paid solely from the general assets of the Company or the Affiliate that employs the Participant (as the case may be), as determined by the Committee. Nothing in this Plan shall be construed to create a trust or to establish or evidence any Participant’s claim of any right to payment of an Actual Award other than as an unsecured general creditor with respect to any payment to which a Participant may be entitled.
Section 4.2    Timing of Payment. Subject to Section 3.5, payment of each Actual Award shall be made as soon as administratively practicable, but in no event later than two and one-half months after the end of the applicable Performance Period.
Section 4.3    Form of Payment. Each Actual Award shall be paid in cash (or its equivalent) in a single lump sum.
Section 4.4    Termination of Employment. If a Participant incurs a Termination of Employment for any reason prior to the end of the Performance Period, such Participant shall not be entitled to an award. If a Participant incurs a Termination of Employment due to death or disability prior to the payment of an Actual Award (determined under Section 3.5) that was scheduled to be paid to the Participant prior to such Termination of Employment for a prior Performance Period, the award shall be paid to the Participant or, if applicable, to the Participant’s designated beneficiary or, if no beneficiary has been designated, to the Participant’s estate.
Section 4.5    Forfeiture or Claw-back of Awards. Notwithstanding any contrary provision of the Plan, the Committee (or the Board), in its sole discretion, may require a Participant to forfeit, return or reimburse the Company all or any portion of the Participant’s Actual Award, to the extent required by applicable law or provided under any claw-back policy adopted by the Company on account of any event of fraud, breach of a fiduciary duty, restatement of financial statements as a result of fraud or willful errors or omissions, or violation of law or material

Company policies. Any such policy generally shall be intended to apply substantially equally to all officers of the Company, except as the Committee (or the Board or a committee of the Board, as determined by the Board), in its discretion, determines is reasonably necessary or appropriate to comply with applicable laws.
ARTICLE V

ADMINISTRATION
Section 5.1    Committee is the Administrator. The Plan shall be administered by the Committee. The Committee shall consist of not less than two (2) members of the Board who shall be appointed from time to time by, and serve at the pleasure of, the Board. Any member of the Committee may resign at any time by notice in writing mailed or delivered to the Secretary of the Company. As of the Effective Date of the Plan, the Plan shall be administered by the Compensation Committee of the Board.
Section 5.2    Committee Authority. It shall be the duty of the Committee to administer the Plan in accordance with the Plan’s provisions. The Committee shall have all powers and discretion necessary or appropriate to administer the Plan and to control its operation, including, but not limited to, the power to (a) determine which Employees shall be granted awards, (b) prescribe the terms and conditions of awards, (c) interpret the Plan and the awards, (d) adopt such procedures and subplans as are necessary or appropriate to permit participation in the Plan by Employees who are foreign nationals or employed outside of the United States, (e) adopt rules for the administration, interpretation and application of the Plan as are consistent therewith, and (f) interpret, amend or revoke any such rules.
Section 5.3    Decisions Binding. All interpretations, determinations and decisions made by the Committee, the Board, and any delegate of the Committee pursuant to the provisions of the Plan shall be final, conclusive, and binding on all persons, and shall be given the maximum deference permitted by law.
Section 5.4    Delegation by the Committee. The Committee, in its sole discretion and on such terms and conditions as it may provide, may delegate all or part of its authority and powers under the Plan to one or more directors and/or officers of the Company.
ARTICLE VI

GENERAL PROVISIONS
Section 6.1    Tax Withholding. The Company or an Affiliate, as determined by the Committee, shall withhold all applicable taxes and any other required amounts from any payment, including (but not limited to) any federal, Federal Insurance Contributions Act (FICA), state, and local taxes.
Section 6.2    No Effect on Employment. Nothing in the Plan shall interfere with or limit in any way the right of the Company or an Affiliate, as applicable, to terminate any Participant’s employment or service at any time, with or without cause. For purposes of the Plan, transfer of employment of a Participant between the Company and any one of its Affiliates (or between

Affiliates) shall not be deemed a Termination of Employment. Employment with the Company and its Affiliates is on an at-will basis only. The Company expressly reserves the right, which may be exercised at any time and without regard to when during or after a Performance Period such exercise occurs, to terminate any individual’s employment with or without cause, and to treat such individual without regard to the effect which such treatment might have upon the individual as a Participant.
Section 6.3    Participation. No Employee shall have the right to be selected to receive an award under this Plan, or, having been so selected, to be selected to receive a future award. Participation in this Plan shall not give any Employee the right to participate in any other benefit, stock or deferred compensation plan of the Company or any Affiliate.
Section 6.4    Indemnification. Each person who is or shall have been a member of the Committee, or of the Board, shall be indemnified and held harmless by the Company against and from (a) any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such person in connection with or resulting from any claim, action, suit, or proceeding to which such person may be a party or in which such person may be involved by reason of any action taken or failure to act under the Plan or any award, and (b) from any and all amounts paid by such person in settlement thereof, with the Company’s approval, or paid by such person in satisfaction of any judgment in any such claim, action, suit, or proceeding against such person, provided such person shall give the Company an opportunity, at its own expense, to handle and defend the same before such person undertakes to handle and defend it on such person’s own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, by contract, as a matter of law, or otherwise, or under any power that the Company may have to indemnify them or hold them harmless.
Section 6.5    Successors. All obligations of the Company and any Affiliate under the Plan, with respect to awards granted hereunder, shall be binding on any successor to the Company and/or such Affiliate, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business or assets of the Company or such Affiliate.
Section 6.6    Beneficiary Designations.
(a)Designation. Each Participant may, pursuant to such uniform and nondiscriminatory procedures as the Committee may specify from time to time, designate one or more Beneficiaries to receive any Actual Award payable to the Participant at the time of the Participant’s death. Notwithstanding any contrary provision of this Section 6.6 shall be operative only after (and for so long as) the Committee determines (on a uniform and nondiscriminatory basis) to permit the designation of Beneficiaries.
(b)Changes. A Participant may designate different Beneficiaries (or may revoke a prior Beneficiary designation) at any time by delivering a new designation (or revocation of a prior designation) in like manner. Any designation or revocation shall be effective only if it is received by the Committee. However, when so received, the designation or revocation shall be effective as of the date the designation or revocation is executed (whether or not the Participant still is living), but without prejudice to the Committee on account of any payment made before the change is recorded. The last effective designation received by the Committee shall supersede all prior designations.
(c)Failed Designation. If the Committee does not make this Section 6.6 operative or if Participant dies without having effectively designated a Beneficiary, the Participant’s Account shall be payable to the general beneficiary shown on the records of the Employer. If no Beneficiary survives the Participant, the Participant’s Account shall be payable to the Participant’s estate.
Section 6.7    Nontransferability of Awards. No award granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will, by the laws of descent and distribution, or to the limited extent provided in Section 6.6. All rights with respect to an award granted to a Participant shall be available during the Participant’s lifetime only to the Participant.
Section 6.8    Deferrals. The Committee, in its sole discretion, may permit a Participant to defer receipt of the payment of cash that would otherwise be delivered to a Participant under the Plan. Any such deferral elections shall be made into the Gartner, Inc. Deferred Compensation Plan (or such other similar nonqualified deferred compensation plan in effect at the time) and subject to such rules and procedures as shall be determined by the Committee in its sole discretion. Unless otherwise expressly determined by the Committee, the rules and procedures for any deferral elections and deferrals shall be designed to comply with Section 409A of the Code.
Section 6.9    Section 409A. Except to the limited extent provided under Section 6.8, it is intended that all bonuses payable under this Plan will be exempt from the requirements of Section 409A pursuant to the “short-term deferral” exemption or, in the alternative, will comply with the requirements of Section 409A so that none of the payments and benefits to be provided under this Plan will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein shall be interpreted to so comply or be exempt. Each payment and benefit payable under this Plan is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. The Company may, in good faith and without the consent of any Participant, make any amendments to this Plan and take such reasonable actions which it deems necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition under Section 409A prior to actual payment to the Participant. However, unless explicitly determined otherwise in writing by the Committee, in no event will the Company or any Affiliate pay or reimburse any Participant for any taxes or other costs that may be imposed on the Participant as a result of Section 409A or any other section of the Code or other tax rule or regulation.
ARTICLE VII

AMENDMENT, TERMINATION AND DURATION
Section 7.1    Amendment, Suspension or Termination. The Board or the Committee, each in its sole discretion, may amend or terminate the Plan, or any part thereof, at any time and for any reason. The amendment, suspension or termination of the Plan shall not, without the consent of the Participant, alter or impair any rights or obligations under any Target Award theretofore granted to such Participant. No award may be granted during any period of suspension or after termination of the Plan.
Section 7.2    Duration of the Plan. The Plan shall be effective as of the Effective Date, and subject to Section 7.1 (regarding the Board or the Committee’s right to amend or terminate the Plan), shall remain in effect until terminated.
ARTICLE VIII

LEGAL CONSTRUCTION
Section 8.1    Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.
Section 8.2    Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.
Section 8.3    Requirements of Law. The granting of awards under the Plan shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.
(a)Bonus Plan. The Plan is intended to be a “bonus program” as defined under U.S. Department of Labor regulation section 2510.3-2(c) and shall be construed and administered by the Company in accordance with such intention.
(b)Governing Law. The Plan and all awards shall be construed in accordance with and governed by the laws of the State of Connecticut, but without regard to its conflict of law provisions.
(c)Captions. Captions are provided herein for convenience only, and shall not serve as a basis for interpretation or construction of the Plan.

EXECUTION
IN WITNESS WHEREOF, Gartner, Inc., by its duly authorized officer, has executed the Plan on the date indicated below.

GARTNER, INC.

Dated:	July 26, 2023	By:	/s/ Craig W. Safian
Name: Craig W. Safian
Title: Executive Vice President and Chief Financial Officer